EXHIBIT 15
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Board of Directors
Atmos Energy Corporation


We are aware of the incorporation by reference in the Registra tion Statements (Form S-3 No. 33-37869, Form S-3 No. 33-70212, Form S-3 D/A No. 33-58220, Form S-3 No. 33-56915, Form S-3/A No.
333-03339, Form S-3/A No. 333-32475, Form S-3/A No. 333-50477,
Form S-3 No. 333-93705, Form S-3 No. 333-95525, Form S-4 No. 333-
13429, Form S-8 No. 33-57687, Form S-8 No. 33-68852, Form S-8 No.
33-57695, Form S-8 No. 333-32343, Form S-8 No. 333-46337, Form S-
8 No. 333-73143, and Form S-8 No. 333-73145) of Atmos Energy Corporation of our report dated January 31, 2000, relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation which are included in its Form 10-Q for the quarter ended December 31, 1999.



                                              ERNST & YOUNG LLP


February 11, 2000
Dallas, Texas